Exhibit 99.1

Recro Pharma Reports First Quarter 2014 Financial Results

Company on Track to Initiate Phase IIb Clinical Study of Dex-IN

in Second Quarter of 2014; Data Expected by Year-end 2014

MALVERN, PA, May 12, 2014 – Recro Pharma, Inc. (Nasdaq: REPH), a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, initially for acute pain following surgery, today reported financial results for the first quarter ended March 31, 2014.

“Following our successful initial public offering in March 2014, Recro Pharma is well positioned to advance our lead candidate Dex-IN, in trials for the treatment of post-operative pain,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “We look forward to beginning enrollment of our Dex-IN Phase IIb bunionectomy trial in the second quarter 2014. Dex-IN is a non-opioid therapeutic that, if approved, would be the first and only acute pain drug in its class and could provide an attractive alternative to commonly prescribed opioids for acute pain. We expect to have top line data from this trial by the end of 2014.”

First Quarter Financial Results

As of March 31, 2014, Recro Pharma had cash and cash equivalents of $29.9 million. Recro Pharma believes its current cash and cash equivalents are sufficient to fund operations through the end of 2015.

For the first quarter of 2014, Recro Pharma reported a net loss applicable to common shareholders of $6.4 million, or $3.67 per share, compared to a net loss of $0.5 million, or $3.30 per share, for the comparable period in 2013. Both periods include accretion of the Company’s redeemable convertible preferred stock and during the first quarter of 2014, a deemed dividend on preferred stock and beneficial conversion expense for the conversion of the convertible bridge notes upon the closing of the initial public offering. Following the initial public offering, there are no shares of preferred stock or convertible bridge notes outstanding.

Research and development expenses for the first quarter of 2014 were $0.2 million, compared to $0.1 million for the same period in 2013. The increase was primarily due to the commencement of management salaries, bonuses and benefits upon the closing of the initial public offering, and the planning for the Dex-IN Phase IIb trial.

General and administrative expenses for the first quarter of 2014 were $0.6 million, compared to $0.1 million for the same period in 2013. The increase was primarily due to the commencement of management salaries, bonuses and benefits upon the closing of the initial public offering, increased consulting, legal and accounting fees associated with being a public company and increased directors and officers insurance.

Other income and expense includes a non-cash interest charge of approximately $4.1 million related to the Company’s convertible bridge notes that were converted to common stock upon the closing of the initial public offering. The company recorded this non-cash interest charge as a result of the note holders electing to convert the convertible bridge notes at 75% of the initial offering price per share in the initial public offering.

About Recro Pharma, Inc.

Recro Pharma is a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, initially for acute pain following surgery. Recro Pharma’s lead product, Dex-IN, is a proprietary intranasal formulation of dexmedetomidine and has completed a placebo controlled, proof of concept trial demonstrating effective pain relief. As Recro Pharma’s product candidates are not in the opioid class of drugs, the company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, including addiction, constipation and respiratory distress while maintaining analgesic effect. If approved, Dex-IN would be the first and only approved acute pain drug in its class of drugs.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect Recro Pharma’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual results to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the results and timing of the company’s Phase IIb clinical trial of Dex-IN; the ability to obtain and maintain regulatory approval of product candidates, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the company’s ability to raise future financing for continued development; the performance of third-party suppliers and manufacturers; the company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of the company’s product candidates; and the successful implementation of the company’s strategy. In addition, the forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov.

RECRO PHARMA, INC.

(A Development-Stage Company)

Balance Sheets

(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$29,905,016	$12,828
Other receivables	35,787	38,418
Prepaid expenses	287,279	15,689
Deferred offering costs	—	784,177

Total current assets	30,228,082	851,112

Total assets	$30,228,082	$851,112

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Convertible notes payable	$—	$11,907,198
Accounts payable	32,435	434,244
Accrued expenses	792,406	589,532

Total current liabilities	824,841	12,930,974

Total liabilities	824,841	12,930,974

Series A redeemable convertible preferred stock, $0.01 par value
Authorized, 2,000,000 shares, issued and outstanding, 2,000,000 shares	—	5,880,037

Shareholders’ equity (deficit):
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares, issued and outstanding, 7,707,600 shares at March 31, 2014 and 155,600 shares at December 31, 2013	77,076	1,556
Additional paid-in-capital	52,433,949	—
Deficit accumulated during the development stage	(23,107,784)	(17,961,455)

Total shareholders’ equity (deficit)	29,403,241	(17,959,899)

Total liabilities and shareholders’ equity (deficit)	$30,228,082	$851,112

RECRO PHARMA, INC.

(A Development-Stage Company)

Statements of Operations

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2014	2013
Operating expenses:
Research and development	$226,997	$113,973
General and administrative	646,628	91,664

Total operating expenses	873,625	205,637

Other income (expense):
Interest income	215	3
Interest expense	(4,272,919)	(203,170)

	(4,272,704)	(203,167)

Net loss	$(5,146,329)	$(408,804)

Accretion of redeemable convertible preferred stock and deemed dividend	(1,270,057)	(104,283)

Net loss applicable to common shareholders	$(6,416,386)	$(513,087)

Basic and diluted net loss per common share	$(3.67)	$(3.30)

Weighted average basic and diluted common shares outstanding	1,749,911	155,600

Unaudited pro forma net loss	$(873,410)

Unaudited pro forma net loss per share (1)	$(0.20)

Unaudited pro forma weighted average basic and diluted common shares outstanding (1)	4,276,478

(1)	Assumes the conversion of all outstanding shares of convertible preferred stock and convertible bridge notes into shares of common stock as of the beginning of the period or the date of issuance and related adjustment to eliminate interest expense on the bridge notes and accretion of deemed dividends on the preferred stock.

CONTACT:	Recro Pharma, Inc.
Charles T. Garner
Chief Financial Officer
(484) 395-2425

Media and Investors:

Argot Partners
Susan Kim
(212) 600-1902
susan@argotpartners.com